Exhibit 99

Release Date:                                Daniel Landguth
                                             Chairman, President and CEO
September 9, 1994
                                             Barbara Thirstrup
                                             Manager of Governmental
                                             and Public Affairs

Rapid City, S.D.--Black Hills Corporation, operating its electric utility as Black Hills Power and Light Company, announced today that it has entered into a ten-year contract with Montana-Dakota Utilities Co. Beginning January 1, 1997, BHC will supply electric power and energy for all of MDU's electric service requirements for its Sheridan, Wyoming service territory. The contract is subject to the approval of the Federal Energy Regulatory Commission.

      In announcing the new contract, Dan Landguth, BHC's CEO, stated:

           Customers of both MDU and BHC will benefit from this contract. Because MDU awarded the contract through extensive open competitive proposals, MDU is purchasing the power for its Sheridan area customers at the lowest available market-based rates.

           BHC benefits as well, as the sale will increase the company's revenues an estimated $90 million over the ten-year contract period. This is significant for both customers and shareholders of BHC. Because of the sale, a lower rate increase than had previously been estimated will be required in late 1995 when BHC completes the Neil Simpson Unit No. 2, an 80 megawatt coal-fired electric generating plant now under construction near Gillette, Wyoming.

           For BHC shareholders, the sale will allow the company to operate more efficiently and will position the company to be more competitive in an emerging open wholesale power market.

           BHC and MDU further mutually benefit because of their agreement to share equal ownership in a new combustion turbine. The turbine will be constructed at such time that BHP's system will require a new peaking resource. By building the turbine together, both companies receive the benefits of lower unit costs from a turbine that will be larger than either company could justify on its own.


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